Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Company. The following is a listing of the significant subsidiaries of the Company, or if indented, subsidiaries of the Company under which they are listed.

JURISDICTION OF ORGANIZATION
CGSF Funding Corporation	Delaware
McKesson Technologies Inc.	Delaware
McKesson Financial Holdings	Ireland